EXHIBIT (a)(6)

Press Release The NASDAQ OMX Group, Inc. One Liberty Plaza New York, New York 10006

FOR IMMEDIATE RELEASE

NASDAQ OMX ANNOUNCES RESULTS OF TENDER OFFER

FOR 2.50% CONVERTIBLE SENIOR NOTES

New York NY, October 19, 2011 – The NASDAQ OMX Group, Inc. (“NASDAQ OMX”, NASDAQ: NDAQ) announced today the expiration of its previously announced tender offer to purchase for cash any and all of its outstanding 2.50% Convertible Senior Notes due 2013 (the “Convertible Notes”) which occurred at 12:00 midnight New York City time on October 18, 2011. The depositary for the tender offer has advised NASDAQ OMX that an aggregate principal amount of $334,678,000 of the outstanding Convertible Notes were validly tendered in the tender offer and not validly withdrawn prior to the expiration of the tender offer. Tenders of the Convertible Notes represented 78.26% of the Convertible Notes outstanding.

In accordance with the terms of the tender offer, NASDAQ OMX has accepted for payment all of the Convertible Notes validly tendered and not validly withdrawn pursuant to the terms of the tender offer. The payment date (as defined in the offer to purchase dated September 20, 2011) with respect to the Convertible Notes accepted for payment is expected to be today.

NASDAQ OMX retained BofA Merrill Lynch and UBS Investment Bank to act as dealer managers in connection with the tender offer. For questions concerning the terms of the tender offer, BofA Merrill Lynch may be contacted at (980) 683-3215 (collect) or (888) 292-0070 (toll free) and UBS Investment Bank may be contacted at (203) 719-4210 (collect) or (888) 719-4210 (toll free). D. F. King & Co., Inc. was appointed to act as the information agent and the depositary for the tender offer. For additional copies of the documents relating to the tender offer or for questions or requests for assistance regarding tenders of Convertible Notes, D. F. King & Co., Inc. may be contacted at (212) 269-5550 or (800) 628-8536.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding NASDAQ OMX’s previously announced tender offer. The forward-looking statements in this release are based on information available at the time the statements are made and/or management’s belief as of that time with respect to future events and involve risks and uncertainties that could cause actual results and outcomes to be materially different. While NASDAQ OMX may elect to update forward-looking statements in the future, it specifically disclaims any obligation to do so, and therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

About NASDAQ OMX

The NASDAQ OMX Group, Inc. delivers trading, exchange technology and public company services across six continents, with more than 3,500 listed companies. NASDAQ OMX offers multiple capital raising solutions to companies around the globe, including its U.S. listings market, NASDAQ OMX Nordic, NASDAQ OMX Baltic, NASDAQ OMX First North, and the U.S. 144A sector. The company offers trading across multiple asset classes including equities, derivatives, debt, commodities, structured products and exchange-traded funds. NASDAQ OMX technology supports the operations of over 70 exchanges, clearing organizations and central securities depositories in more than 50 countries. NASDAQ OMX Nordic and NASDAQ OMX Baltic are not legal entities but describe the common offering from NASDAQ OMX exchanges in Helsinki, Copenhagen, Stockholm, Iceland, Tallinn, Riga, and Vilnius. For more information about NASDAQ OMX, visit http://www.nasdaqomx.com. *Please follow NASDAQ OMX on Facebook (http://www.facebook.com/nasdaqomx) and Twitter (http://www.twitter.com/nasdaqomx).

The information contained above is provided by The NASDAQ OMX Group, Inc. for informational and educational purposes only, and nothing contained herein should be construed as investment advice, either on behalf of a particular security or an overall investment strategy. Neither The NASDAQ OMX Group, Inc. nor any of its affiliates makes any recommendation to buy or sell any security or any representation about the financial condition of any company. Statements regarding NASDAQ-listed companies are not guarantees of future performance. Actual results may differ materially from those expressed or implied. Past performance is not indicative of future results. Investors should undertake their own due diligence and carefully evaluate companies before investing. ADVICE FROM A SECURITIES PROFESSIONAL IS STRONGLY ADVISED.

NASDAQ OMX Contacts:

INVESTOR RELATIONS CONTACT

Vincent Palmiere

+1 212 401 8742

Vincent.Palmiere@nasdaqomx.com

MEDIA RELATIONS CONTACT

Frank DeMaria

+1 212 231 5183

Frank.DeMaria@nasdaqomx.com

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